Exhibit 17.2

From: Robert Shee [mailto:robert.shee@gmail.com]
Sent: Friday, October 05, 2007 8:40 PM
To: Bender, Kenneth R.
Cc: potto@ocp-inc.com
Subject: Re: OCP Form 8-K Re: Director's Resignation

Dear Phil and Ken:

I have reviewed a copy of the Form 8-K filed by the company on October 4, 2007, and I agree with the disclosures regarding my resignation as a director of the company.

Robert Shih